Exhibit 12

FORM OF TAX OPINION

November ___, 2013	ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 068916-0116

Leuthold Funds, Inc.

33 South Sixth Street

Suite 4600

Minneapolis, MN 55402

Re:	Federal income tax consequences of the transfer of assets of Leuthold Asset Allocation Fund to Leuthold Core Investment Fund

Ladies and Gentlemen:

As counsel to Leuthold Funds, Inc., a Maryland corporation (the “Company”), we have been asked to advise you concerning the anticipated federal income tax consequences in connection with the transactions to be carried out under that certain Plan of Acquisition and Liquidation, dated as of January 31, 2010 (the “Plan”), relating to the acquisition of the assets and liabilities of the Leuthold Asset Allocation Fund (the “Acquired Fund”), a series of the Company, by the Leuthold Core Investment Fund (the “Acquiring Fund”), another series of the Company.

The following transactions (referred to collectively herein as the “Transaction”) are contemplated under the Plan: (1) the Acquired Fund will transfer all of its assets to the Acquiring Fund solely in exchange for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, and (2) the Acquired Fund will distribute the voting shares of the Acquiring Fund received as described in clause (1) to its shareholders in liquidation of the Acquired Fund. Based on our review of the Plan and related documents, neither dissenters’ rights nor appraisal rights will be available to the shareholders of the Acquired Fund.

Schedule A shows certain information regarding the investment objectives and investment policies of the Acquired Fund and the Acquiring Fund, which information is excerpted from the Prospectus filed by the Company with the Securities and Exchange Commission with respect to the Transaction (the “Prospectus”).

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Plan. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all statutory references are to the Code unless otherwise specified.

Boston Brussels CENTURY CITY CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Leuthold Funds, Inc.

February 19, 2010

In rendering the opinion contained herein, we have relied on the following representations:

(a)     The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b)     Each of the Acquired Fund and the Acquiring Fund is one of a series of funds of the Company and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code.

(c)     Each of the Acquired Fund and the Acquiring Fund has elected to be taxed as a regulated investment company (“RIC”) under Section 851 of the Code for all its taxable periods (including the last short taxable period ending on the date of the Transaction in the case of the Acquired Fund) and has qualified for the special tax treatment afforded RICs under the Code. The Acquiring Fund intends to continue to qualify as a RIC after the Transaction.

(d)     Each shareholder of the Acquired Fund will receive in the Transaction solely voting shares of the Acquiring Fund in exchange for shares of the Acquired Fund.

(e)     The fair market value of the voting shares of the Acquiring Fund received by each shareholder of the Acquired Fund will be equal to the fair market value of the shares of the Acquired Fund surrendered in exchange therefor.

(f)      The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Acquired Fund immediately prior to the Transaction. For purposes of this representation, amounts used by the Acquired Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund’s business as an open-end investment company pursuant to Section 22(e) of the 1940 Act) made by the Acquired Fund immediately before the Transaction will be included as assets of the Acquired Fund held immediately prior to the Transaction.

(g)     The Acquiring Fund has no plan or intention to reacquire any of its shares issued in the Transaction, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(h)                 The Acquiring Fund has no plan or intention to effect dispositions of more than 66% (by market value) of the portfolio assets of the Acquired Fund acquired in the Transaction, other than dispositions made in the ordinary course of business.

(i)                   On the date of the Transaction, at least 34% (by market value) of the portfolio assets of the Acquired Fund meet the investment objectives, strategies, policies, risks, and restrictions of the Acquiring Fund (namely, are common stocks of Qualifying Companies (as defined in Schedule A)). On the date of the Transaction, the Acquired Fund will not have altered its portfolio in connection with the Transaction to meet this 34% threshold. On the date of the Transaction, the Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks, and restrictions after the Transaction.

Leuthold Funds, Inc.

February 19, 2010

(j)      To the best of the knowledge of the Acquiring Fund’s management, as of the business day preceding the Transaction, there was no plan or intention by the shareholders of the Acquired Fund to sell, exchange, or otherwise dispose of a number of the shares of the Acquired Fund (or the Acquiring Fund shares received in the Transaction), in connection with the Transaction, that would reduce the shareholders’ ownership of the shares of the Acquired Fund (or equivalent Acquiring Fund shares) to a number of shares that was less than 50% of the number of the shares of the Acquired Fund as of the record date.

(k)     The liabilities of the Acquired Fund assumed by the Acquiring Fund, and any liabilities to which the transferred assets of the Acquired Fund are subject, were incurred by the Acquired Fund in the ordinary course of its business.

(l)       The Acquiring Fund, the Acquired Fund, and the shareholders of the Acquired Fund will pay their respective expenses, if any, incurred in connection with the Transaction, except as provided in the following sentence. Any expenses of the Acquired Fund or the Acquiring Fund that are paid or assumed by the investment advisor to the Acquired Fund and the Acquiring Fund will be solely and directly related to the Transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(m)   There is no intercorporate indebtedness existing between the Acquired Fund and the Acquiring Fund that was issued, acquired, or will be settled at a discount.

(n)     Each of the Acquiring Fund and the Acquired Fund has qualified, and will qualify at the time of the Transaction, as a “regulated investment company” within the meaning of Sections 368(a)(2)(F) and 851 of the Code.

(o)     The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(p)     During the five-year period ending on the date of the Transaction, the Acquiring Fund has not owned, directly or indirectly, any shares of the Acquired Fund.

(q)     The Acquired Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Leuthold Funds, Inc.

February 19, 2010

(r)      With respect to the Acquiring Fund, neither the Acquiring Fund nor any person related (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to the Acquiring Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Transaction, with consideration other than shares of the Acquiring Fund, the Acquiring Fund shares furnished in exchange for a proprietary interest in any Acquired Fund in the Transaction, either directly or through any agreement or arrangement with any other person, other than redemptions by the Acquiring Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(s)      With respect to the Acquired Fund and the Acquiring Fund, during the five-year period ending on the date of the Transaction: (i) neither the Acquiring Fund nor any person related (as defined in Section 1.368-1(e)(3) of the Treasury Regulations) to the Acquiring Fund has acquired the Acquired Fund’s shares with consideration other than shares of the Acquiring Fund; (ii) neither the Acquired Fund nor any person related (as defined in Section 1.368-1(e)(3) of the Treasury Regulations but without regard to Section 1.368-1(e)(3)(i)(A) of the Treasury Regulations) to the Acquired Fund has acquired shares of the Acquired Fund with consideration other than shares of the Acquiring Fund or shares of the Acquired Fund, except for redemptions by the Acquired Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to the Acquired Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to the Acquired Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 of the Code as required for the Acquired Fund’s tax treatment as a RIC.

(t)      With respect to the Acquired Fund and the Acquiring Fund, the aggregate value of the acquisitions, redemptions, and distributions described in paragraphs (r) and (s) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in the Acquired Fund on the date of the Transaction.

(u)     No cash will be distributed in lieu of fractional shares in the Transaction.

(v)     The total adjusted basis of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(w)    At the time of the Transaction, no options, warrants, or rights are outstanding with respect to the shares of the Acquired Fund. No options, warrants, or rights with respect to the shares of the Acquired Fund have been or will be redeemed in connection with the Transaction.

(x)     The Acquired Fund has not filed an election pursuant to Notice 88-19, 1988-1 C.B. 486, or Section 1.337(d)-5 of the Treasury Regulations, to be subject to rules similar to the rules of Section 1374 of the Code with respect to any net built-in gain on any assets acquired from another corporation.

Leuthold Funds, Inc.

February 19, 2010

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Transaction, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Prospectus, the Plan, and such other documents concerning the Transaction as we have deemed necessary. We have assumed for all purposes that the Transaction will be effected as set forth above and as described in the Plan and the Prospectus. We have not made any independent investigation of the representations in connection with the Transaction.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1)	The acquisition by the Acquiring Fund of all the assets of the Acquired Fund solely in exchange for the voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the distribution of the voting shares of the Acquiring Fund by the Acquired Fund, as described above, should qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the Acquiring Fund and the Acquired Fund should be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)	No gain or loss should be recognized by the Acquired Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Acquiring Fund to the Acquired Fund’s shareholders in liquidation thereof (Sections 361(a), 357(b), 361(c) of the Code).

Leuthold Funds, Inc.

February 19, 2010

(3)	The Acquiring Fund should not recognize any gain or loss on the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund’s voting shares and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities, if any (Section 1032(a) of the Code).

(4)	The basis of the assets of the Acquired Fund in the hands of the Acquiring Fund should be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Transaction (Section 362(b) of the Code).

(5)	The Acquiring Fund’s holding period for the Acquired Fund’s assets acquired in the Transaction should include the period during which the Acquired Fund held such assets (Section 1223(2) of the Code).

(6)	No gain or loss should be recognized by the shareholders of the Acquired Fund upon the liquidation of the Acquired Fund and upon the receipt of voting shares of the Acquiring Fund solely in exchange for their shares in the Acquired Fund (Section 354(a) of the Code).

(7)	The aggregate tax basis of the shares of the Acquiring Fund received by the shareholders of the Acquired Fund should be the same as the aggregate tax basis of the shares of the Acquired Fund constructively surrendered in exchange therefor (Section 358(a)(1) of the Code).

(8)	The holding period of shares of the Acquiring Fund received in the Transaction by the shareholders of the Acquired Fund should include the period during which such shareholders held the shares of the Acquired Fund constructively surrendered in exchange therefor, provided that the Acquired Fund’s shareholders held the shares of the Acquired Fund as a capital asset on the date of the Transaction (Section 1223(1) of the Code).

(9)	Pursuant to Section 381(a) of the Code, the Acquiring Fund should succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code, and the Treasury Regulations thereunder. Pursuant to Section 1.381(b)-1 of the Treasury Regulations, the taxable year of the Acquired Fund will end on the date of the Transaction.

The opinion described above is not free from doubt. For the acquisition of the assets of the Acquired Fund pursuant to the Transaction to qualify as a reorganization under Section 368(a) of the Code, the Acquiring Fund must continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund’s historic business assets in a business. Although the IRS has issued many private letter rulings upholding reorganization status for transactions involving regulated investment companies, the only published guidance on the subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS held that the “continuity of business enterprise” requirement was not met in the case of an acquisition of the assets of an investment company that invested in corporate stocks and bonds by another investment company that invested in municipal bonds, because investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Transaction are distinguishable from those in the published ruling.

Leuthold Funds, Inc.

February 19, 2010

In view of the representations described in paragraphs (h) and (i) on pages 2-3 of this letter and in view of the similarities in the investment objectives of the Acquired Fund and the Acquiring Fund (which objectives are described in Schedule A), we are of the opinion that the “continuity of business enterprise” requirement should be deemed to be met with respect to the transfer of the assets of the Acquired Fund to the Acquiring Fund in the Transaction. Nevertheless, as a result of the lack of authority on this issue, there exists some doubt as to whether the “continuity of business enterprise” requirement will be deemed to be met in the case of this transfer of assets pursuant to the Transaction.

The opinion expressed herein is for the exclusive benefit of the Acquired Fund, the Acquiring Fund, and their respective shareholders, and the Company. No other person shall be entitled to rely on this opinion. We hereby consent to the references to our firm in the Prospectus and to the filing of this opinion as an exhibit to the Prospectus. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

FOLEY & LARDNER LLP

Leuthold Funds, Inc.

February 19, 2010

Schedule A

Fund		Investment Objective

Leuthold Asset Allocation Fund (Acquired Fund)	Seeks capital appreciation and income (or “total return”) in amounts attainable by assuming only prudent investment risk over the long term.

Leuthold Core Investment Fund (Acquiring Fund)	Seeks capital appreciation and income (or “total return”) in amounts attainable by assuming only prudent investment risk over the long term.

Fund	Investment Policies

Leuthold Asset Allocation Fund (Acquired Fund)	The Fund is a “flexible” fund, meaning that it allocates its investments among:

	●	Common stocks and other equity securities ( equity securities include common stocks, preferred stocks, convertible preferred stocks, warrants, options , futures and American Depository Receipts, and may engage in short sales of equity securities);

	●	Bonds and other debt securities ( debt securities include U.S . and foreign Treasury Notes and Bonds, investment grade corporate debt securities, agency bonds, municipal bonds, mortgage-backed securities, bank loans, convertible debt securities and debt securities below investment grade);

	●	Equity securities of real estate investment trusts (REITs) and real estate companies, and real estate exchange traded funds and exchange traded notes;

	●	Commodities (commodities include metals, energy and agricultural, including equity securities of companies principally engaged in the energy, metals and agriculture group of industries and exchange traded funds and exchange traded notes that invest principally in commodities); and

	●	Money market instruments (including non-U.S. dollar denominated cash equivalents and foreign currency instruments);

in proportions which reflect the judgment of the investment adviser (“Adviser”) of the potential returns and risks of each asset class. The Adviser considers a number of factors when making these allocations, including economic conditions and monetary factors, inflation and interest rate levels and trends, investor confidence, and technical stock market measures.

The Fund expects that normally:

	●	30% to 70% of its assets will be invested in common stocks and other equity securities;

	●	20 % to 60 % of its assets will be invested in bonds and other debt securities (other than money market instruments);

Leuthold Funds, Inc.

February 19, 2010

●	up to 20% of its assets will be invested in equity securities of REITs and real estate companies, and real estate exchange traded funds and exchange traded notes;

●	up to 20% of its assets will be invested in commodities; and

●	up to 20% of its assets will be invested in money market instruments (including non-U.S. dollar denominated cash equivalents and foreign currency instruments).

The Fund’s investments in common stocks and other equity securities may consist of:

●	Large, mid, or small capitalization common stocks;

●	Growth stocks, value stocks, or cyclical stocks;

●	Aggressive stocks or defensive stocks;

●	Stocks in any industry or sector;

●	Equity mutual funds and exchange-traded funds;

●	Common stocks of foreign issuers;

●	Futures; and

●	Options

The Fund will use a multi-factor asset selection approach which utilizes valuation, growth, investor sentiment, quality/profitability, and price components along with a top-down, quantitative group attractiveness assessment (through the Adviser’s Global Group Strategy). The Global Group Strategy utilizes a disciplined, unemotional, quantitative investment approach that is based on the belief investors can achieve superior investment performance through group selection on a global scale.

The Adviser continuously updates its investment discipline and adjusts the Fund’s portfolio as necessary to keep the Fund invested in stocks which the Adviser believes are the most attractive. Such adjustments may result in high portfolio turnover.

The Fund’s investments in bonds and other debt securities may include U.S. and foreign Treasury Notes and Bonds, investment grade corporate debt securities, agency bonds, municipal bonds, convertible debt securities, high yield securities commonly known as “junk bonds,” mortgage-backed securities, bank loans, and debt securities of foreign issuers. The Fund may also invest in mutual funds and exchange-traded funds that invest in high yield securities.

Leuthold Funds, Inc.

February 19, 2010

The Fund may engage in short sales of index-related and other equity securities to reduce its asset exposure or to profit from an anticipated decline in the price of the security sold short.

The Fund will allocate assets to equities, bonds, real estate securities, commodities, and cash. A combination of the following models will be used to assess the attractiveness of each asset class. The “macro model” examines the macro-environment and assesses which asset class tends to perform better in environments closely resembling the current conditions. The “technical/momentum model” evaluates the momentum of each asset class relative to the other asset classes. The “structural model” seeks to evaluate the attractiveness of each asset class, on a long-term basis, based on the components of total return – income generation, growth potential, and valuation. Asset classes expected to generate significant income with higher growth rates, as well as an opportunity for valuation expansion are deemed most attractive. The overall allocation to a specific asset class is a function of its attractiveness, risk profile, portfolio-level constraints, and overall portfolio-level objectives such as target return and risk.

Leuthold Core Investment Fund (Acquiring Fund)	The Fund is a “flexible” fund, meaning that it allocates its investments among:

	●	Common stocks and other equity securities (including common stocks, preferred stocks, convertible preferred stocks, warrants, options and American Depository Receipts, and may engage in short sales of equity securities);

	●	Bonds and other debt securities (including U.S. Treasury Notes and Bonds, investment grade corporate debt securities, convertible debt securities and debt securities below investment grade); and

	●	Money market instruments;

in proportions which reflect the judgment of the investment adviser (“Adviser”) of the potential returns and risks of each asset class. The Adviser considers a number of factors when making these allocations, including economic conditions and monetary factors, inflation and interest rate levels and trends, investor confidence, and technical stock market measures.

The Fund expects that normally:

	●	30% to 70% of its assets will be invested in common stocks and other equity securities;

	●	30% to 70% of its assets will be invested in bonds and other debt securities (other than money market instruments), except during prolonged periods of low interest rates; and

Leuthold Funds, Inc.

February 19, 2010

●	up to 20% of its assets will be invested in money market instruments.

The Fund’s investments in common stocks and other equity securities may consist of:

●	Large, mid, or small capitalization common stocks;

●	Growth stocks, value stocks, or cyclical stocks;

●	Aggressive stocks or defensive stocks;

●	Stocks in any industry or sector;

●	Equity mutual funds and exchange-traded funds;

●	Common stocks of foreign issuers; and

●	Options.

In investing in equity securities and debt securities, the Fund uses a disciplined, unemotional, quantitative investment approach that is based on the belief investors can achieve superior investment performance through group selection (Select Industries Strategy).

Pursuant to the Select Industries Strategy, the Adviser believes that as shifts among industry groups in the equity market have become more dramatic, group selection has become as important as individual stock selection in determining investment performance. The Adviser considers a group to be a collection of stocks whose investment performance tends to be similarly influenced by a variety of factors. The Adviser currently monitors about 120 groups. The major types of groups the Adviser monitors as part of the Select Industries Strategy are Industry Specific Groups comprised of narrower themes. Examples include “Airlines,” “Health Care Facilities” or “Semiconductors”.

The Adviser continuously updates its investment discipline and adjusts the Fund’s portfolio as necessary to keep the Fund invested in stocks in those groups which the Adviser believes are the most attractive. Such adjustments usually results in high portfolio turnover.

The Fund’s investments in bonds and other debt securities normally will consist of U.S. Treasury Notes and Bonds, although the Fund may also invest in investment grade corporate debt securities, high yield securities commonly known as “junk bonds,” and debt securities of foreign issuers. The Funds may also invest in mutual funds and exchange-traded funds that invest in high yield securities.

Leuthold Funds, Inc.

February 19, 2010

The Fund may engage in short sales of index-related and other equity securities to reduce its equity exposure or to profit from an anticipated decline in the price of the security sold short.

The Fund’s investments are allocated among the three asset classes as follows: first, the Adviser analyzes the U.S. Government bond market with the goal of determining the risks and returns that U.S. Treasury securities present over the next one to five years; next, the Adviser assesses the probability that common stocks as an asset class will perform better than U.S. Treasury securities; and finally, the Adviser implements the asset allocation strategy.